Exhibit 99.1

GULFSLOPE ENERGY AWARDED 21 LEASES
IN OFFSHORE GULF OF MEXICO SALE 231

HOUSTON, TX–(Marketwired – June  18, 2014) - GulfSlope Energy (OTCQB: GSPE) today announced that the Company has received notice of award and has completed all requirements for 21 offshore lease blocks for which it was the high bidder at offshore lease sale 231, central Gulf of Mexico, conducted by the Bureau of Ocean Energy Management (BOEM).  With the conclusion of the lease award process, the Company now controls 98,941 acres covering 17 prospects, previously identified by the Company.  The blocks are located on the outer shelf and upper slope of the offshore Gulf of Mexico, in water depths of less than 1000′. The sum of the high bids was $7,319,217 on the leases awarded to the Company.

The blocks awarded and the corresponding bonus amounts paid are:

Vermilion South Addition Block 375	$155,551
Vermilion South Addition Block 393	$155,511
Garden Banks Area Block 173	$808,808
South Marsh Island South Addition Block 183	$118,811
South Marsh Island South Addition Block 187	$808,808
Eugene Island South Addition Block 371	$155,551
Eugene Island South Addition Block 378	$404,404
Eugene Island South Addition Block 390	$404,404
Eugene Island South Addition Block 395	$155,511
Eugene Island South Addition Block 397	$404,404
Ship Shoal South Addition Block 328	$606,606
Ship Shoal South Addition Block 335	$155,551
Ship Shoal South Addition Block 336	$707,707
Ship Shoal South Addition Block 348	$155,511
Ewing Bank Area Block 870	$225,522
Ewing Bank Area Block 904	$50,055
Ewing Bank Area Block 914	$225,522
Ewing Bank Area Block 948	$155,511
Green Canyon Area Block 4	$50,055
Green Canyon Area Block 5	$606,606
Grand Isle South Addition 103	$808,808

The BOEM rejected our apparent high bid on Ship Shoal Area Block 282 and this block will not be awarded.

“John N. Seitz, Chairman and CEO, stated that “with these final lease block awards, GulfSlope has amassed a significant and attractive prospect portfolio in a portion of the Gulf of Mexico that our team understands quite well.  We invested over 14,000 technical man hours in preparation for the lease sale, utilizing over 1 million acres of 3D seismic data reprocessed to cutting edge technologies.  We are very pleased with the outcome of our technical work and a bidding strategy that resulted in our capture of 90% of what we sought at the lease sale.  The coming months will see us complete our technical work and begin the process of planning for an exploration drilling campaign that we expect to commence in 2015.”

GulfSlope’s internal estimate of potential recoverable resources associated with the 21 awarded blocks is approximately 2 billion BOE. We have contracted the petroleum consulting firm of DeGolyer and MacNaughton to perform an independent assessment of the potential recoverable resources and expect to release the results at a later date.

Contact the company for enquires:
Brady Rodgers
Vice President
Brady.rodgers@gulfslope.com
281.918.4110

Use of Non-GAAP Financial Measures; Forward-looking statements

The information in this press release may contain forward‐looking statements about the business, financial condition and prospects of the Company. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “goal,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in the press release include, without limitation, the Company’s expectations of oil and oil equivalents, barrels of oil and gas resources in an underexplored region and other resource information. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves, i.e. Items 1201 through 1208 of Regulations S-K (“SEC Oil and Gas Industry Disclosures”).  The estimates of recoverable resources used in the press release do not comply with the SEC Oil and Gas Industry Disclosures, nor should it be assumed that any recoverable resources will be classified as proved, probable or possible reserves consistent with the SEC Oil and Gas Industry Disclosures.  Recoverable resources estimates are undiscovered, highly speculative resources estimated where geological and geophysical data suggest the potential for discovery of petroleum but where the level of proof is insufficient for a classification as reserves or contingent resources.  In addition, recoverable resources have a great amount of uncertainty as to their existence, and economic and legal feasibility.   Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in the press release speak only as of the date of the press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in the press release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan. U.S. Investors are urged to consider closely the disclosures in our Forms 10-K, 10-Q, 8-K and other filings with the SEC, which can be electronically accessed from our website or the SEC's website at http://www.sec.gov/.